Exhibit 11
                            AMERICAN STORES COMPANY
                       CALCULATION OF EARNINGS PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)

                                                                         1996          1995           1994
Primary Earnings Per Share

Primary earnings applicable to shareholders                            $287,221       $316,809       $345,184

Primary earnings per share                                                $1.97          $2.16          $2.42

Average shares outstanding                                              145,888        146,943        142,767


Fully Diluted Earnings Per Share

Earnings applicable to shareholders                                    $287,221       $316,809       $345,184
Plus interest on convertible debentures                                                                 7,612

Fully diluted earnings applicable to shareholders                      $287,221       $316,809       $352,796

Fully diluted earnings per share                                          $1.97 (1)      $2.16 (1)      $2.33

Fully diluted average shares outstanding                                146,854        147,425        151,211

Calculation of Fully Diluted Average Shares Outstanding

Effect of assumed exercise of stock options:

Proceeds from assumed exercise                                          $71,671        $40,485        $13,773
Shares under options outstanding                                          2,655          1,974          1,213
Shares assumed acquired with proceeds under the
  treasury stock method                                                  (1,689)        (1,492)          (547)
Incremental shares due to assumed exercise
  of stock options                                                          966            482            666

Fully diluted average shares outstanding:

Average shares outstanding                                              145,888        146,943        142,767
Assumed exercise of stock options                                           966            482            666
Assumed conversion of debentures                                                                        7,778

        Total                                                           146,854        147,425        151,211

(1)  Dilution is less than 3%.